Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS $0.19 DILUTED EARNINGS PER SHARE IN FIRST QUARTER 2011; DECLARES $0.12 QUARTERLY DIVIDEND PER SHARE

BALTIMORE (May 4, 2011) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months ended March 31, 2011.

“We continue to see growth in our core business, both in the first quarter and in our second quarter expectations,” commented David Smith, President and CEO of Sinclair.  “We are also seeing continued advertising growth in the auto category, although our outlook provides for some slowing due to new car production disruptions as a result of the Japanese crisis.  We believe that once the auto parts and supply issues are addressed, manufacturers and dealers will increase their advertising in order to announce restocked inventories and to compete for their share of any pent up consumer demand.”

Mr. Smith continued, “Our Board of Directors once again declared a quarterly cash dividend in the amount of $0.12 per share payable June 15, 2011.  In March, we amended our Bank Credit Agreement to allow for increased flexibility in using our cash flow.  As such, we continue to evaluate available options to build the Company and enhance shareholder returns.”

Financial Results:

Net broadcast revenues from continuing operations were $155.9 million for the three months ended March 31, 2011, an increase of 5.4% versus the prior year period result of $147.9 million.  The Company had operating income of $50.5 million in the three-month period, as compared to operating income of $45.6 million in the prior year period.  The Company had net income attributable to Sinclair of $15.3 million in the three-month period versus net income of $11.5 million in the prior year period.

The Company reported diluted earnings per common share of $0.19 for the three-month period versus diluted earnings per common share of $0.14 in the prior year period.

Operating Statistics and Income Statement Highlights:

•                  Political revenues were $0.6 million in the first quarter 2011 versus $1.5 million in first quarter 2010.

•                  Revenues related to the February 6, 2011 Super Bowl, which aired on our 20 FOX affiliates, were $6.2 million.  This represented a 26.5% increase over the $4.9 million we generated in 2008, the last time the FOX Network aired the Super Bowl.

•                  Local net broadcast revenues, which include local time sales, retransmission revenues, and other broadcast revenues, were up 7.6% in the first quarter 2011, in part due to the Super Bowl revenues; while national net broadcast revenues, which include national time sales and other national broadcast revenues, were down 1.4% versus the first quarter 2010 due to the absence of political.  Excluding political revenues, local net broadcast revenues were up 7.6% and national net broadcast revenues were up 1.2% in the first quarter.

•                  Advertising categories that reported the largest spending increases in the first quarter were automotive, schools, pharmaceuticals, and furniture, while restaurants, home products, grocery, paid programming and religious programming were down the most.  Automotive, our largest category, was up 22.7% in the quarter.

•                  The Company entered into multi-year retransmission consent agreements with Comcast Corporation and Cox Communications.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $123.4 million in cash, was $1,133.4 million at March 31, 2011 versus net debt of $1,164.2 million at December 31, 2010 and net debt of $1,263.7 million at December 31, 2009.  Included in the cash and debt balances is $70.0 million related to the redemption of the 6% debentures due 2012 (the “6% notes”) which were called March 16, 2011 and redeemed in full on April 15, 2011.

•                  On March 15, 2011, the Company paid a $0.12 per share quarterly cash dividend to its shareholders.

•                  On January 18, 2011, the put period for the holders of the remaining $5.7 million of outstanding 4.875% convertible senior notes due 2018, allowing the holders to put their notes to the Company at par value, expired without any holders exercising their put rights.  As a result, the remaining $5.1 million of cash held in an escrow account was released to the Company and subsequently used to prepay a portion of its Term B Loan.

•                  As of March 31, 2011, 52.0 million Class A common shares and 28.9 million Class B common shares were outstanding, for a total of 80.9 million common shares outstanding.

•                  Capital expenditures in the first quarter were $6.1 million.

•                  Program contract payments were $18.8 million in the first quarter.

Notes:

Prior year presentation has been reclassified to conform to the presentation of current year generally accepted accounting principles.

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release.  As such, the results from operations, net of related income taxes, have been reclassified from income from continuing operations and reflected as net income from discontinued operations.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this news release of its expectations for certain components of its second quarter 2011 and full year 2011 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, readers should not place any undue reliance on this information and should refer to the “Forward-Looking Statements” section above.

“We remain confident in the strength of our core business for the full year 2011,” commented David Amy, EVP and CFO.  “Our cautious net broadcast revenue guidance for the second quarter reflects factors beyond our control, including the Japanese crisis and political upheaval in the Middle East and northern Africa, which are creating supply chain issues and accelerated oil prices.”

•                  The Company expects second quarter 2011 station net broadcast revenues from continuing operations, before barter, to be approximately $159.2 million to $161.2 million, an increase of 0.3% to 1.6% as compared to second quarter 2010 station net broadcast revenues of $158.7 million.  This assumes approximately $0.9 million in political revenues in the second quarter as compared to $3.8 million in second quarter 2010.  Excluding political, net broadcast revenues are expected to be up 2.2% to 3.5% in the quarter.

•                  The Company expects barter revenue to be approximately $17.4 million in the second quarter.

•                  The Company expects barter expense to be approximately $17.4 million in the second quarter.

•                  The Company expects continuing operations station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, in the second quarter to be approximately $72.8 million, a 5.0% increase from second quarter 2010 television expenses of $69.3 million.  On a full year basis, television expenses are expected to be approximately $295.9 million, up 5.2% as compared to 2010 television expenses of $281.3 million.  The 2011 expense forecast includes $1.3 million of stock-based compensation expense for the year as compared to $1.7 million for 2010.

•                  The Company expects program contract amortization expense to be approximately $13.6 million in the second quarter and $55.1 million for 2011, as compared to the 2010 actuals of $15.3 million and $60.9 million for the quarter and year, respectively.

•                  The Company expects program contract payments to be approximately $18.1 million in the second quarter and $68.3 million for 2011, as compared to the 2010 actuals of $21.4 million and $89.0 million for the quarter and year, respectively.

•                  The Company expects corporate overhead to be approximately $7.5 million in the second quarter and $30.4 million for 2011, as compared to the 2010 actuals of $7.3 million and $26.8 million for the quarter and year, respectively.  The 2011 corporate expense forecast includes $0.6 million of stock-based compensation expense for the quarter and $3.7 million for the year, as compared to the 2010 actuals of $0.4 million and $2.5 million for the quarter and year, respectively.

•                  The Company expects other operating division revenues less other operating division expenses to be $1.0 million of income in the second quarter and $3.8 million of income for 2011, as compared to the 2010 actuals of $0.1 million of income in the quarter and $0.7 million of income for the year.  This assumes current equity interests and excludes a portion of income for Alarm Funding, which we intend to divest and which has been classified as discontinued operations pursuant to accounting guidance.

•                  The Company expects discontinued operations income, net of taxes, to be $0.4 million for the second quarter and $1.8 million for 2011, as compared to the 2010 actuals of $0.3 million and $0.7 million for the quarter and year, respectively.

•                  The Company expects depreciation on property and equipment to be approximately $8.4 million in the second quarter and $32.6 million for 2011, assuming the capital expenditure assumptions below, and as compared to the 2010 actuals of $9.1 million and $36.3 million for the quarter and year, respectively.

•                  The Company expects amortization of acquired intangibles to be approximately $3.9 million in the second quarter and $15.4 million for 2011, as compared to the 2010 actuals of $4.2 million and $16.7 million for the quarter and year, respectively.

•                  The Company expects net interest expense to be approximately $24.3 million in the second quarter and $100.6 million for 2011 (approximately $91.4 million on a cash basis), assuming no changes in the current interest rate yield curve, the redemption of the 6% notes in April 2011, and changes in debt levels based on the assumptions discussed in this “Outlook” section.  This compares to the 2010 actuals of $28.1 million and $114.9 million ($103.9 million on a cash basis) for the second quarter and year, respectively.

•                  The Company expects a $3.5 million loss from the extinguishment of the 6% notes that were redeemed in-full in April 2011.

•                 The Company expects a current tax provision from continuing operations of approximately $2.8 million and $10.5 million in the second quarter and for the full year 2011, respectively, based on the assumptions discussed in this “Outlook” section.  The Company expects the effective tax rate to be approximately 37.4% for the second quarter and full year, respectively.

•                  The Company expects to spend approximately $18.8 million in capital expenditures in the second quarter and approximately $36.5 million for the year in order to take advantage of the bonus depreciation tax deduction rules.  Of the second quarter amount, approximately $9.1 million relates to master control upgrades.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its first quarter 2011 results on Wednesday, May 4, 2011, at 8:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 58 television stations in 35 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair owns equity interests in various non-broadcast related companies.  The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries

Preliminary Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
REVENUES:
Station broadcast revenues, net of agency commissions	$155,859	$147,922
Revenues realized from station barter arrangements	17,222	14,776
Other operating divisions revenues	6,406	4,767
Total revenues	179,487	167,465
OPERATING EXPENSES:
Station production expenses	42,345	35,918
Station selling, general and administrative expenses	30,562	30,642
Expenses recognized from station barter arrangements	15,727	13,231
Amortization of program contract costs and net realizable value adjustments	12,618	15,914
Other operating divisions expenses	6,503	5,676
Depreciation of property and equipment	8,058	9,621
Corporate general and administrative expenses	8,664	6,577
Amortization of definite-lived intangible assets	4,550	4,259
Total operating expenses	129,027	121,838
Operating income	50,460	45,627
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(28,880)	(28,763)
Loss from extinguishment of debt	(924)	(289)
Income from equity and cost method investments	11	543
Gain on insurance settlement	1,723	—
Other income, net	469	644
Total other expense	(27,601)	(27,865)
Income from continuing operations before income taxes	22,859	17,762
INCOME TAX PROVISION	(8,025)	(6,949)
Income from continuing operations	14,834	10,813
DISCONTINUED OPERATIONS:
Income from discontinued operations, includes income tax provision of $332 and $204, respectively	293	181
NET INCOME	15,127	10,994
Net loss attributable to the noncontrolling interests	152	526
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$15,279	$11,520
Dividends declared per share	$0.12	$—

BASIC AND DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Earnings per share from continuing operations	$0.19	$0.14
Earnings per share	$0.19	$0.14
Weighted average common shares outstanding	80,579	79,957
Weighted average common and common equivalent shares outstanding	80,836	79,957

Preliminary Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	March 31, 2011	December 31, 2010
Cash & cash equivalents (1)	$123,367	$26,753
Total current assets	321,370	238,695
Total long term assets	1,249,820	1,247,229
Total assets	1,571,190	1,485,924

Current portion of debt (2)	90,801	22,752
Total current liabilities	261,002	188,985
Long term portion of debt	1,166,020	1,168,246
Total long term liabilities	1,454,767	1,454,021
Total liabilities	1,715,769	1,643,006

Total stockholders’ deficit	(144,579)	(157,082)
Total liabilities & stockholders’ deficit	$1,571,190	$1,485,924

(1) Includes $70.0 million of cash raised for the April 15, 2011 redemption of the outstanding principal amount of 6.0% notes.

(2) Includes $70.0 million principal amount of 6.0% notes redeemed on April 15, 2011.

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

Three Months Ended March 31,
2011
Net cash flow from operating activities	$54,496
Net cash flow used in investing activities	8,224
Net cash flow from financing activities	55,400

Net increase in cash & cash equivalents	101,672
Cash & cash equivalents, beginning of period	21,695
Cash & cash equivalents, end of period	$123,367